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                                                                    EXHIBIT 11.1


                            JDA SOFTWARE GROUP, INC.
                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
              (in thousands, except per share amounts; unaudited)


                                                                                   Three Months Ended
                                                                                        March 31,
                                                                            -------------------------------
                                                                              1997                   1996
                                                                            --------               --------
 Net income                                                                  $ 2,313                $ 1,427
 Weighted average shares:
          Common shares outstanding                                           13,007                 11,182
          Common equivalent shares representing shares issuable upon
          exercise of stock options (1)                                          161                      7
                                                                             -------                -------
                   Total weighted average shares - primary                    13,168                 11,189

 Incremental common equivalent shares (calculated using the
          higher of end of period or average market value (2)                  --                     --
                                                                             -------                -------
                   Total weighted average shares - fully diluted              13,168                 11,189
                                                                             -------                -------
 Primary net income per common and equivalent share                          $   .18                $   .13
                                                                             -------                -------
 Fully diluted net income per common and equivalent share (2)                $   .18                $   .13
                                                                             -------                -------

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Notes:

(1) Amount calculated using the treasury stock method and fair market values.

(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3% Incremental amounts are zero; calculation is shown for presentation purposes only.